BRF S.A.

A PUBLICLY TRADED CORPORATION WITH AUTHORIZED CAPITAL

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 16269-2

SUMMARY OF THE MINUTES OF THE 9TH/14 ORDINARY MEETING OF THE BOARD OF DIRECTORS

DATE, TIME AND PLACE: September 25, 2014, at 09:00 AM, at Rua Hungria, 1400 – 5th floor, in the city and state of São Paulo. CHAIR: Abilio dos Santos Diniz, Chairman; Edina Gomes Biava, Secretary. ATTENDANCE: The majority of members. The Board of Directors decided on the following matters: 1. Global CEO – Approval of the appointment of Mr. Pedro de Andrade Faria as Global CEO, replacing Claudio Eugênio Stiller Galeazzi, who will remain as Global CEO until December 31, 2014, assisting the Board in the succession process.  2. Strategies and Markets Committee – The Strategies and Markets Committee now has an outside specialist, Mr. Marco Geovanne Tobias da Silva. As a result, the Strategies and Markets Committee is now composed of the following: José Carlos Reis Magalhães Neto, Coordinator, Walter Fontana Filho, Eduardo Silveira Mufarej, Manoel Cordeiro Silva Filho and Marco Geovanne Tobias da Silva. 3. Bovine Assets – The Board of Directors has decided on the following matters: a) ratification of the capital increase with a transfer of assets from BRF S.A. to Mato Grosso Bovinos S.A., a BRF S.A. subsidiary, which was performed at said subsidiary’s Extraordinary General Meeting on August 28, 2014; b) authorize the Executive Board to subscribe the Minerva holdings with the assets from Mato Grosso Bovinos S.A., and authorize the BRF vote at the Minerva EGM that will decide on the election of the 2(two) independent members. 4. Creation of a subsidiary for the transfer of milk assets – In light of the MOU executed on September 03, 2014, the Board of Directors has authorized the Executive Board to form a closely held corporation under the corporate name Elebat Alimentos S.A.. 5. Stock By Back – Approval of the program for repurchasing shares to be held in treasury up to a limit of five million (5,000,000) common shares, representative of 0.57% of capital stock, with the exclusion of shares held in treasury, to remain in force from September 26, 2014 to October 14, 2014. The repurchase is intended to meet the Stock Options program that the Company has approved. Operations aimed to acquire the common shares shall take place on the floor of BM&FBOVESPA, and will be conducted by intermediary institutions Bradesco S.A. Corretora de Títulos and Valores Mobiliários, under CNPJ No. 61.855.045/0001-32, and Itaú Corretora de Valores S.A., with registered offices under CNPJ No 61.194.353/0001-64. The Company’s Board shall set the dates and number of shares to be acquired, pursuant to the contents of the company’s trading policy, and in light of the limits and terms authorized by the Program. 6. Amendment to the Material Information Disclosure and Securities Trading Policy – Based on Instruction No. 547/14, whose main purpose is to waive the obligation to publish mandatory announcements of public offerings and notices/material information on widespread circulation newspapers, and based on the foregoing budget analysis, we recommend approval of the adjustment to the BRF S.A. Disclosure Policy. The Company shall henceforth disclose announcements to the market and material information on the World Wide Web: www.valor.com.br/valor-ri and http://www.prnewswire.com. 7. Real-estate Property Transfer – Property transfers have been approved as per the

BRF S.A.

A PUBLICLY TRADED CORPORATION WITH AUTHORIZED CAPITAL

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 16269-2

descriptive list integral hereto (attachment I). 8. Other internal Company matters. This is an excerpt from the full Meeting of the Board of Directors, and has been signed by the Directors in attendance. Abilio dos Santos Diniz, Chairman; Sérgio Ricardo Silva Rosa, Vice Chaiman; Eduardo Silveira Mufarej; José Carlos Reis Magalhães Neto; Luiz Fernando Furlan; Manoel Cordeira Silva Filho; Paulo Assunção de Sousa; Vicente Falconi Campos; Walter Fontana Filho. São Paulo, September 25, 2014.

EDINA GOMES BIAVA

Secretary

BRF S.A.

A PUBLICLY TRADED CORPORATION WITH AUTHORIZED CAPITAL

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 16269-2

Attachment I

	City/State	Registration	Address	Acquired area m2	Division
Donation	Dois Vizinhos (PR)	41.731	Chácara nº 24–A–2 (vinte quatro–A–dois), Bairro Colônia Missões, CEP 8566-000	5,300	Full area
Donation	Concordia (SC)	12.416	Rua Rosa Chiossi, CEP 89700-000	3,183.55	Full area
Sale	Chapecó (SC)	5.572	Granja Rodeio Chato - Rod Sc 480	117,170	As per description ahead
Sale	Dois Vizinhos (PR)	41.730	Chácara 24 – A – 1 – rua Pernambuco - Jd. Scheid	47,700	Full area

Registration split for Registration No. 572

Description of the perimeter begins at vertex 0PP, at coordinates N 6994788.4669m and E 338898.2581m proceeds due North along a line, for the following distances: 389.65 m to vertex M01, at coordinates N 6994598.5249 and E 339238.4773; 55.00 m to vertex M02, at coordinates N 6994550.5022 and E 339211.6666; 420.00m to vertex M03, at coordinates N 6994345.7655  and E 339578.3856; 142.00m to vertex M04, at coordinates N 6994221.7795 and E 339509.1651; 640.00m to vertex M05, at coordinates N 6994533.7592 and E 338950.3551; 28.53m to vertex M06, at coordinates N 6994561.6532 and E 338944.3788; 126.16m to vertex M07, at coordinates N 6994687.4217 and E 338934.4647; 61.63m to vertex M08, at coordinates N 6994746.2675 and E 338916.1385; distant 45.83m to the initial OPP vertex where description of the perimeter began.

EDINA GOMES BIAVA

Secretary